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                                                                   EXHIBIT 10.33

                                 LOAN AGREEMENT

This Agreement is entered into as of this January 1, 2004 by and between RO Production Ltd., which is lawfully established and existing under the law of the Japan and the head office of which is located in Shinkansumigasaeki Bldg. 18F, iPARK, 3-3-2, Kasumigaeseki, Tiyoda-ku, Tokyo (hereinafter referred to as the "Debtor") and GRAVITY Co., Ltd., which is lawfully established and exists under the law of the Republic of Korea and the head office of which is located in the Republic of Korea (hereinafter referred to as the "Creditor").

The Debtor requested that the Creditor lend an amount of (yen)33,000,000 to fund the Debtor's working capital needs and the Creditor accepted such request subject to the following terms and conditions.

Both parties hereby execute the Agreement in accordance with the promises and covenants included herein as follows:

Article 1 (Definition)
Terms herein shall have the following meanings:
(1) "Advance" means the amount which the Creditor paid in advance or is obligated to pay pursuant to the provisions below.
(2) "Business Day" means the day commercial banks in Shinkansumigasaeki Bldg. 18F, iPARK, 3-3-2, Kasumigaeseki, Tiyoda-ku, Tokyo, Japan and Seoul, Korea are open for business.
(3) "Loan Amount" means the total amount specified in Article 2 or, as the context herein requires, the amount the Creditor is obligated to lend to the Debtor under the terms of this Agreement.
(4) "JPY" and its abbreviation "(yen)" mean the Yen as the currency in Japan.
(5) "Default" shall have the meaning set forth in Article 11.
(6) "Interest Rate" means, for each Interest Period, the rate of 9% per annum.
(7) "First Interest Period" means the period from the drawdown date to the first anniversary thereof, and the "Interest Payment Dates" for the second interest payment and onward shall be the dates falling every six months after the first Interest Payment Date.
(8) "Loan" means the loan of (yen)33,000,000 being loaned by the Creditor to the Debtor.

Article 2 (Loan)

Pursuant to the terms of this Agreement, the Creditor hereby agrees to lend an aggregate of (yen)33,000,000 to the Debtor, and the Debtor agrees to borrow such amount from the Creditor.

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Article 3 (Purpose of Loan)
The Loan may be not be used for any other purpose than to secure working capital necessary to the Debtor.

Article 4 (Interest)
At the end of each Interest Period, the Debtor shall pay the Creditor interest accrued on the unpaid portion of the Loan. The interest rate shall be 9% per annum. The first interest payment shall be on the first anniversary of the drawdown. Any subsequent interest payments shall be made every six months thereafter until the full repayment of the Loan.

Article 5 (Default Interest)
If the Debtor does not pay an amount due hereunder on its due date (whether due by prior agreement or arising from acceleration or otherwise), the Debtor shall pay, on demand, interest at the rate of 5% plus the Interest Rate on the unpaid portion of the Loan for the period ending on the full repayment of such portion, including the day of repayment, whether before or after judgment, to the extent permitted under applicable law.

Article 6 (Repayment)
Following one year of deferment since the drawdown, the principal shall be paid in two equal installments over two years, provided that the "top-off" marketing expense of (yen)10,000,000 shall be payable on the year that revenues are recognized.

The Debtor's request for prepayment shall be determined based on consultation with the Lender.

Article 7 (Payment)
1. All payments made by the Debtor hereunder shall be made in Yen or another form of currency (or such other form as determined by the Creditor which shall be a Yen-denominated funding that is customarily used as a means of settlement in international financial transactions) that can be withdrawn by an identical person. All such payments shall be made without setoff, counterclaims or deductions and be grossed up of any current or future liabilities to income tax, stamp tax or other taxes. All such payments shall be deposited to the Creditor's account (Account No.: 576-297323-41-016) at the Apgujeong branch of Woork Bank located in Seoul, Korea or, from time to time, such other account designated by the Creditor.


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2. Until June 30, 2004, the Creditor shall pay such amount of the Loan as the
Debtor monthly requests based on its expense requirements. The remaining portion of the Loan, amounting to (yen)33,000,000, less all the amounts loaned as of June 30, 2004, shall be paid in one sum in July 2004.

3. The payments from the Debtor to the Creditor shall be applied in the order of the expenses incurred as of the date of this Agreement, commissions, indemnities, any default interest, and interest and principal as they come due.

Article 8 (Taxes)
1. The principal, interest, commissions, expenses and any other amounts payable by the Debtor shall be paid on a "grossed-up" basis, without subtracting or deducting withholding taxes. To the extent that "grossing up" without subtracting or deducting withholding taxes is prohibited by law, the Debtor shall pay the Creditor an additional amount so that the Creditor would be paid the same amount as if such deduction had not been made.

2. The Debtor shall make direct payments to relevant tax authorities of any and all current and future taxes, duties, deductions, stamp taxes and other public dues (including interest equalization, capital transaction, foreign exchange transaction or other taxes) imposed or to be imposed under relevant law or by relevant tax authorities in connection with the performance of this Agreement or the transactions contemplated herein, provided that the Debtor shall not be responsible for any taxes imposed on the overall net profit of the Lender attributable to the place of its incorporation or the location of its headquarters. The Debtor shall not inflict any harm on the Creditor by reason of any non-payment or late payment of such taxes or public dues, and the amounts of any taxes paid by the Creditor in connection therewith, together with any penalties or expenses, shall, on demand, be immediately reimbursed by the Debtor, irrespective of whether such taxes were rightfully or wrongfully imposed and regardless of its contestability.

3. If the Debtor pays, as stipulated hereunder, any taxes or public dues or any subtracting or withholding taxes, it shall immediately send to the Creditor the receipts or other recognizable forms of evidence issued by public authorities acknowledging the payment of such taxes.

Article 9 (Representations and Warranties)
1. The Debtor represents and warrants as follows:
  (1) The Debtor has the full legal power to prepare and perform this Agreement and the promissory notes and to borrow and use the money pursuant to the terms of this Agreement.

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  (2) The Debtor has obtained or will obtain all the required governmental permits, approvals and authorizations necessary for the execution and performance of, and compliance with the terms of, this Agreement. In addition, the terms of this Agreement will not conflict with other agreements or with the Debtor's articles of incorporation, by-laws or other documents having similar effects.

  (3) The preparation, delivery and performance of this Agreement and all other documents to be prepared and delivered hereunder have been, or will be, duly authorized pursuant to all proper actions by the Debtor (including no deficiencies with board actions) prior to the date of the drawdown.

  (4) Debtor is not in default of its obligations under any agreement to which it is a party, or which agreement is binding to it, and is not in any default which will have a material adverse effect on the Debtor or its business, assets or financial condition. To the knowledge of the Debtor, there is no pending legal or administrative proceeding or arbitration that will have such material adverse effect.

  (5) At the time the Loan is to be made, the Loan shall rank at least pari passu with the Debtor's current or future obligations.

  (6) This Agreement is legally binding, valid and enforceable against the Debtor according to its terms.

2. The above representations and warranties shall be deemed to be repeated as of the first day of each Interest Period.


Article 10 (Covenants)
So long as this Agreement is in effect and the Debtor has any outstanding obligation to the Creditor, the Debtor undertakes to the Creditor to do the following:

(1) The Debtor shall provide security to the amount equal to the sum of the unpaid portion of the Loan, the interest thereon and any other amount which are, or will be due, and provide an irrevocable and unconditional guarantee issued by an individual or social or financial institution in form and substance satisfactory to the Creditor.

(2) Any financial information relating to the Debtor's business shall be promptly provided to the extent reasonably requested by the Creditor.


(3) All moneys (including legal fees) payable by the Debtor, or for which the Debtor is under obligation to pay, in connection with the preparation, negotiation, supplementation and enforcement of this Agreement in respect of demand for payment, litigation, refund or receipt under this Agreement or any other documents prepared pursuant hereto shall, upon demand, be promptly paid to the Creditor.

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(4) All taxes and public dues imposed on the Debtor or its assets shall, under any circumstances, be promptly paid prior to the accrual of any penalty.

(5) The Debtor shall give written notice promptly but no later than seven days following the incurrence of any default stipulated in this Article 11, or any event or circumstance which would with the lapse of time or giving of notice be a default, or any event which resulted in or would result in a material adverse change in the Debtor's financial condition or business.

(6) The Debtor shall maintain its business in good condition and in compliance with all laws, regulations and government orders and carry out its business in its present condition.

(7) The Debtor shall sufficiently obtain and maintain all approvals, consents, licenses, authorizations and registrations necessary or appropriate for the performance of the terms under this Agreement and all other documents to be prepared hereunder and shall take any and all actions as necessary and appropriate to effect the foregoing.

(8) The Debtor shall not, without prior written consent of the Creditor, create any lien, pledge, mortgage, priority rights or other security interest over any of its current or future assets, profits or rights to proceeds for the benefit of other creditors or groups of creditors, except as follows:

     (i) any tax liens subsisting over the Debtor's assets or properties in connection with any taxes or dues which are payable without penalty when due or not otherwise in default or an injunction for which is being contested pursuant to appropriate legal procedures;

     (ii) any statutory lien or preferential rights created by a carrier, warehouse or mechanic or other similar liens of an insignificant amount created in the ordinary course of business;

     (iii) any priority rights arising from the deposit or security interest created under laws governing unemployment compensation, unemployment insurance, pension, social security or unemployment assistance, or similar laws; or

     (iv) any security interest created over the assets or properties of the Debtors to secure the purchase money therefor.

(9) The Debtor shall not, without prior written consent of the Creditor:

   i) acquire or merge with another corporation, partnership or sole proprietorship;
   ii) acquire all or a material part of the assets of another corporation, partnership or sole proprietorship;
   iii) dissolve or liquidate;
   iv) sell, transfer or otherwise dispose of any material part of its business, asset, or property.

(10) The Debtor shall not, without prior written consent of the Creditor, borrow or make guarantees on behalf of another individual or entity except for an advance payment of the purchase price for goods and services, tax or dues incurred in the ordinary course of business.

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Article 11 (Default)
The following constitutes a default:

   (1) The Debtor does not pay in full and when due a sum certain under this Agreement;

   (2) The Debtor is in breach or non-compliance with certain conditions, covenants or agreements set forth in this Agreement or other documents prepared hereunder;

   (3) Any statements, representations or warranties made by the Debtor under this Agreement or other documents prepared or delivered hereunder is incorrect or misleading in any material respect when made or deemed to be made;

   (4) The Debtor does not pay certain obligations when due, or is unable to comply with or perform the conditions, covenants or agreements under a guaranty or indemnity, and the foregoing results in, or permits, an acceleration against the Debtor or of its obligations, regardless of whether an acceleration is triggered under such agreement or with respect to the obligations thereunder or whether such non-performance is waived or not;

   (5) The Debtor is in default or is unable to pay obligations as they come due, or any action is, or will be, taken that would subject the Debtor to bankruptcy, corporate reorganization, liquidation or mandatory composition, cessation of business or receivership;

   (6) All or a material part of the Debtor's business or assets are confiscated for a reason, or sold, transferred or disposed of without the Creditor's prior written consent, or any action is taken that would cause the liquidation of , or cessation or suspension of payment to, the Debtor, or the initiation or deliberation of a composition or adjustment proceedings with the creditors' committee;

   (7) The performance of the Debtor's obligations hereunder becomes illegal;

   (8) if Debtor is made to dissolve, if the settlement of Debtor's obligation is suspended or such a measure to be likely to suspend is taken, or adjustment or composition with a creditors' group is made or tried; or

   (9) A circumstance has arisen which forms a reasonable basis for believing, in the view of the Creditor, that the Debtor will not or is unable to perform its obligations under this Agreement or the promissory notes.

In the event of such default, the Creditor shall have the right to cease its obligations hereunder to provide the Loan to the Debtor and, upon notice to the Debtor, declare that all principal, interest and all other amounts under the Loan payable by the Debtor to the Creditor are immediately due and payable and further that the default interest shall apply to any and all such amounts set forth in Article 6 hereof. The Creditor may also take any and all other actions to the extent permitted by law.


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Article 12 (Change in Applicable Law)

In the event that, due to any change in any present or future laws, regulations or orders, or interpretations thereof by the relevant government authorities, or due to any new law or order, the Creditor may not effectively carry out its obligations hereunder or make the Loan, or any such activity becomes illegal, the Creditor shall give notice and, immediately upon giving of such notice, be released from any obligations hereunder. The Debtor must return all principal and interest or other moneys which are due, or which it is obligated to repay, within 30 days of such notice.

Article 13 (Term of Agreement)

The term of this Agreement shall commence on the date first above written and expire upon the full payment of the principal, interest or all other moneys payable under this Agreement. The obligations of the Debtor hereunder shall be released upon payment in full of the Loan.

Article 14 (Miscellaneous)

   (1) This Agreement and related documents constitute the entire agreement of the parties with respect to the material part hereof and shall supersede any prior intention or agreement in respect of the transactions contemplated herein.

   (2) The representations and warranties of the Debtor specified herein shall survive the making of the Loan. The Debtor's obligations to pay the interest, expenses and other amounts shall survive the repayment of the Loan.

   (3) Any amount paid on a day other than a Business Day shall be deemed to have been paid on the following Business Day.

   (4) All taxes, stamp taxes, public dues and any other levies and expenses incurred in connection with the preparation or performance of this Agreement shall be borne by the Debtor.

   (5) This Agreement may be amended and supplemented only by mutual written consent, and if necessary, subject to applicable government approvals.

   (6) This Agreement shall be binding on the Debtor, the Creditor and their respective successors for their benefit, provided however that if the Debtor may not assign its rights and obligations hereunder without the prior written consent of the Creditor.

   (7) All notices, requests, demands, representations or expressions to be given and made by the Debtor shall be made in Korean. If any document to be delivered hereunder has not been prepared in Korea, a certified English translation thereof be attached thereto. In the event of any conflict between the original and the English translation, the English translation shall be controlling.

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    (8) No failure by the Creditor to exercise its rights hereunder shall not operate or be interpreted as a waiver, nor shall any single or partial exercise of any right prevent any further or other exercise of any other right. If any one or more provisions of this Agreement become illegal, invalid or unenforceable in any respect, neither the legality, validity or enforceability of the remaining provisions will in nay way be affected or impaired.

Article 15 (Governing Law)

This Agreement and any other documents prepared hereunder shall be governed by, and interpreted according to, the law of Korea.

Article 16 (Waiver of Sovereign Immunity)

The Debtor hereby represents and warrants that this Agreement and the Loan are commercial in nature and are not public or governmental acts and further that it waives all immunity it or its assets may otherwise have in any jurisdiction in reliance upon sovereignty or law. The Debtor hereby irrevocably waive immunity it or its assets may have presently or in the future from setoff, litigation, preliminary attachment, attachment or enforcement of judgment by reasons of sovereignty.

Article 17 (Jurisdiction)

    (1) The Debtor hereby irrevocably agrees as follows: Any litigation or legal proceedings in respect of claims arising out of or in connection with this Agreement against the Debtor or its assets or properties shall be submitted, if the Creditor so elects, to the Seoul District Court, Civil Division. The Debtor generally and unconditionally submits to the jurisdiction of said court with respect to any such litigation or legal proceeding. In the event of any litigation or legal action in connection with this Agreement, the Creditor shall serve process on the Debtor by sending documents by airmail to the Debtor's address set forth in
        Article 18. The Debtor hereby irrevocably agrees to being served process by registered or certified airmail. The foregoing provisions shall be subject to the condition that the Creditor shall generally and unconditionally submit to the jurisdiction of said court with regard to such legal proceedings. Furthermore, to the extent permitted by law, the Debtor hereby agrees that the final judgment against the Debtor in any litigation or legal proceedings shall be determinative, and further that such judgment may be enforced in any competent court in Korea or abroad upon presentation of a certified or notarized copy of such judgment, which shall constitute determinative evidence as to the fact and amount of the Debtor's obligations.

    (2) The Debtor hereby waives any right to initiate a legal proceeding or litigation regarding this Agreement by public notice pursuant to the law of certain jurisdictions.


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    (3) The Debtor irrevocably waives its right to contest Seoul as the forum for any litigation or legal proceeding in connection with this Agreement or the promissory notes and further irrevocably waives that Seoul is an inconvenient forum for such litigation or legal proceeding.

Article 18 (Notice)

Any notice required or permitted under this Agreement shall be made in writing. The notifying party may opt from (i) delivery in person; (ii) postage prepaid mail (airmail if international); or (iii) telex. Notice shall be sent to the following address:

If to the Debtor: Shinkansumigasaeki Bldg. 18F, iPARK, 3-3-2, Kasumigaeseki, Tiyoda-ku, Tokyo, and

If to the Creditor: 602 Shingu Bldg., 620-2 Shinsa-dong, Gangnam-gu, Seoul.

Notice or other communications shall be deemed to be effective (1) in the case of delivery in person, on the date of acceptance; (2) in the case of mail, 10 days after the dispatch; and (3) in the case of delivery by telex or telefax, on the earlier date of transmittal confirmation. Notwithstanding the foregoing, notice to the Creditor shall be effective only upon receipt by the Creditor. The one party may change its address by written notice to the other party.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Parties by their duly authorized representatives as of the date first above written.




                                 January 1, 2004



Debtor                                     Creditor

RO Production Ltd.                         GRAVITY Co. Ltd.

Name : Jung Ryool Kim     /seal/           Name: Jung Hwi Yung     /seal/

Title : CEO                                Title: Representative Director



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